Exhibit 99.1

Investor Contact:
Reid Cox
(209) 926-3417
rcox@pacwest.com
Pac-West Telecomm Adopts a Preferred Share Purchase Rights Plan
Stockton, CA – August 30, 2005 – Pac-West Telecomm, Inc. (Nasdaq: PACW) announced today that its Board of Directors, at its August 30, 2005 meeting, adopted a Preferred Share Purchase Rights Plan and declared a dividend distribution to be made to stockholders of record at the close of business on September 16, 2005 of one Preferred Share Purchase Right on each outstanding share of Pac-West’s common stock. Each Right will entitle its holder to purchase one one-hundredth of a share of a new series of junior participating preferred stock at a purchase price of $8.00, subject to adjustment.
Wally Griffin, Pac-West’s Chairman of the Board of Directors, commented, “The Board of Directors has voted unanimously to adopt Rights Plan which contains provisions that are intended to protect Pac-West’s stockholders in the event of an unsolicited attempt to control or acquire Pac-West at a value that is unfair to Pac-West’s stockholders. The Rights Plan will not prevent a takeover, but should encourage anyone seeking to control or acquire Pac-West to negotiate with the Board prior to attempting a takeover. This plan is not being adopted in response to any specific takeover threat, but is a response to the general investment environment and our current valuation.”
The Rights will become exercisable upon the earlier of 10 days after a public announcement that a person or group has acquired, or 10 business days after a person or group has announced a tender or exchange offer for, 15% or more of the outstanding shares of Pac-West’s common stock. Until such time as they become exercisable, the Rights will be attached to and trade with Pac-West’s common stock.
If a person or group acquires 15% or more of the outstanding shares of Pac-West’s common stock, the Rights not held by the acquiring stockholder will “flip-in” and become Rights to buy shares of Pac-West’s common stock (or, under certain circumstances, other equivalently valued securities or other assets) at a 50% discount. In addition, if after any such acquisition Pac-West is acquired in a merger or other business combination transaction or more than 50% of its assets or earning power are sold, the Rights will “flip-over” and entitle the holders (other than the acquiring stockholder) to buy shares of the acquirer’s common stock at a 50% discount.
After a person or group acquires 15%, but before a person or group acquires 50% or more, of the outstanding shares of Pac-West’s common stock, Pac-West may, in lieu of allowing the Rights to be exercised, exchange the Rights for Pac-West’s common stock on a one-for-one basis.
Prior to the acquisition by a person or group of a 15% or more beneficial ownership interest in Pac-West’s common stock, the Rights are redeemable for $0.0001 per Right, subject to adjustment.
The Rights will expire on August 30, 2015 unless the rights are earlier redeemed, exercised or exchanged by Pac-West.
Additional details of the Rights distribution will be provided to Pac-West’s stockholders.

About Pac-West Telecomm, Inc.
Founded in 1980 and first incorporated in 1981, Pac-West Telecomm, Inc. has been offering telephone service to its customers since 1982. Pac-West’s network averages over 120 million minutes of voice and data traffic per day, and carries an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Arizona, Nevada, Oregon, Utah and Washington. For more information, please visit Pac-West’s website at www.pacwest.com.
Forward-Looking Statements
In this press release, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2004, as filed with the SEC on March 30, 2005, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our level of indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; the migration to broadband Internet access affecting dial-up Internet access; the loss of key executive officers could negatively impact our business prospects; an increase in our network expenses which could result if the migration of our enterprise customer base to U.S. TelePacific Corp. occurs sooner or later than contemplated; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.
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